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                                                                    EXHIBIT 10.2

                              SEPARATION AGREEMENT
                               AND GENERAL RELEASE

      This Separation Agreement and General Release ("Agreement") is entered into as of July 1, 2004, between DANIEL J. RAMELLA ("Mr. Ramella") and PENTON MEDIA, INC., a Delaware corporation ("Penton").

                                   WITNESSETH:

      WHEREAS, Mr. Ramella was employed by Penton pursuant to a Restated Employment Agreement, dated as of January 1, 1999, as amended by the Amendment to the Restated Employment Agreement, effective as of December 11, 2001 and the Letter Agreement, dated March 27, 2002 (collectively "Employment Agreement"), attached as Exhibit A hereto; and

      WHEREAS, Mr. Ramella's employment relationship with Penton terminated on June 30, 2004 as a result of Penton's reorganization of its corporate leadership structure (the "Termination Date");

      WHEREAS, Mr. Ramella is no longer a director or an executive officer of Penton; and

      WHEREAS, Mr. Ramella and Penton desire to enter into this Agreement to set forth each party's rights and obligations in connection with Mr. Ramella's termination of employment in lieu of the parties' rights and obligations under the Employment Agreement and other related agreements, and to settle fully and finally any and all issues between them which have arisen, or may arise, out of the employment relationship and the termination of said relationship.

      NOW, THEREFORE, for and in consideration of the mutual promises, payments and benefits herein contained and intending to be legally bound hereby, the parties represent, warrant, covenant and agree as follows:

            1. TERMINATION WITHOUT CAUSE. The parties agree that Mr. Ramella's termination of employment by Penton is a "Termination without Cause" as such term is defined in the Employment Agreement.

            2.    DEFINITIONS. For purposes of this Agreement:

      (a) "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Paragraph 11 hereof.

      (b) "EFFECTIVE DATE" shall have the meaning set forth in Paragraph 10 hereof.

      (c) "EMPLOYMENT AGREEMENT" shall have the meaning set forth in the recitals hereof.

      (d) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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      (e)   "GROSS UP PAYMENT" shall have the meaning set forth in Paragraph
            5(d)(ii) hereof.

      (f) "HEALTH PLAN" shall have the meaning set forth in Paragraph 5(a) hereof.

      (g) "INCENTIVE PLAN" shall mean Penton's 1998 Equity and Performance Incentive Plan (As Amended and Restated Effective as of March 15,
            2001).

      (h) "MAXIMUM WITHHOLDING AMOUNT" shall mean the total amount that Penton would be required to remit to all taxing authorities under applicable tax laws (applying the minimum applicable withholding rate required by law) if an amount equal to the remaining outstanding balance due under the Note on the Effective Date were paid to Mr. Ramella, and such payment was treated as compensation paid to an employee.

      (i) "NOTE" shall mean the Promissory Note, dated January 24, 2000, as amended by the Amendment to Promissory Note dated December 11, 2001, issued by Mr. Ramella to Penton that was in effect on the Termination Date.

      (j) "PENTON COMMON STOCK" shall mean the common stock, par value $0.01 per share, of Penton.

      (k) "RELEASED PARTIES" shall have the meaning set forth in Paragraph 6 hereof.

      (l) "SEVERANCE AMOUNT" shall have the meaning set forth in Paragraph 3 hereof.

      (m) "TERMINATION DATE" shall have the meaning set forth in the recitals hereof.

3. SEVERANCE PAYMENT. Subject to the provisions of Paragraph 10 of this Agreement, Penton shall make a lump sum payment to Mr. Ramella in an amount equal to $1,728,851 (the "Severance Amount"). Such amount shall be payable to Mr. Ramella on the Effective Date or if the Effective Date is not a business day, the first business day following the Effective Date. Penton shall withhold such amounts from the payment described in this Paragraph 3 as are required by applicable tax laws in connection with such payment. In addition, Penton shall withhold the Maximum Withholding Amount from the payment described in this Paragraph 3.

4. NOTE. As of the Effective Date, neither Mr. Ramella nor his estate will be required to make any further payments with respect to the Note, and the balance due under the Note as of the Effective Date will be reduced to zero. Penton hereby releases any claims it has with respect to the enforcement of the Note. As soon as practicable after the Effective Date, Penton shall deliver to Mr. Ramella the original Note, with a notation on the face of the Note indicating that the Note has been cancelled.

5.          ADDITIONAL BENEFITS AND COMPENSATION.

            (a) MEDICAL COVERAGE. Mr. Ramella and his eligible dependents shall be entitled to continue to participate, at no cost to Mr. Ramella, in Penton's

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                  group health plan (medical, dental, prescription drug and
                  vision coverage) (the "Health Plan") for a period of eighteen
                  (18) months following the Termination Date on the same basis that Penton's active employees participate in such plan during that period. Mr. Ramella agrees that the coverage provided by Penton pursuant to this Paragraph 5(a) will satisfy the Health Plan's obligation to provide Mr. Ramella the right to continuation coverage under the Health Plan pursuant to Part 6 of Subtitle B of Title I of ERISA.

            (b) STOCK OPTIONS. Except as otherwise provided in this Paragraph 5(b), Mr. Ramella's eligibility to exercise stock options granted to him prior to the Termination Date will be governed by the terms and conditions of the Incentive Plan and the agreements previously entered into between Penton and Mr. Ramella with respect to such stock options. Notwithstanding the foregoing, (i) all outstanding stock options that were granted to Mr. Ramella prior to the Termination Date shall become immediately exercisable as of the Effective Date and any agreement evidencing such stock options is hereby amended accordingly; and (ii) all outstanding stock options granted to Mr. Ramella that have an exercise price of $0.37 per share shall be exercisable and shall not terminate until July 31, 2007 and any agreement evidencing such stock options is hereby amended accordingly.

            (c) PERFORMANCE SHARES. Except as otherwise provided in this Paragraph 5(c), Mr. Ramella's eligibility to receive the Performance Shares (as defined in the Incentive Plan) granted to him prior to the Termination Date will be governed by the terms and conditions of the Incentive Plan and the agreements previously entered into between Penton and Mr. Ramella with respect to such Performance Shares. Notwithstanding the foregoing, all 90,000 outstanding Performance Shares shall become immediately vested and nonforfeitable as of the Effective Date, such 90,000 Performance Shares shall be issued to Mr. Ramella as of the Effective Date and any agreement evidencing such Performance Shares is hereby amended accordingly.

            (d) DEFERRED SHARES. (i) Mr. Ramella's eligibility to receive 210,000 Deferred Shares (as defined in the Incentive Plan) granted to him prior to the Termination Date will be governed by the terms and conditions of the Incentive Plan and the Deferred Shares Agreement dated February 3, 2004 previously entered into between Penton and Mr. Ramella with respect to such Deferred Shares; provided, however, that section 7(a) of such agreement is hereby amended in its entirety to read as follows:

                  "(a) To the extent that the Company shall be required to
            withhold any federal, state, local or foreign taxes in connection with the issuance of the Deferred Shares, and the amounts available to the

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            Company for such withholding are insufficient, it shall be a condition to the issuance of the Deferred Shares that the Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof."

            (ii) Penton shall pay, at the same time specified in Paragraph 3 for the payment of the Severance Amount, to Mr. Ramella a payment (the "Gross Up Payment") in an amount equal to the total of all income taxes imposed on Mr. Ramella as a result of (A) the issuance of the 210,000 Deferred Shares to Mr. Ramella and (B) the Gross Up Payment.

            (e) RESTRICTED STOCK UNITS. The restricted stock units granted to Mr. Ramella under Penton's Management Stock Purchase Plan (As Amended and Restated Effective as of January 1, 2000) will immediately vest as of the Effective Date. As a condition to his receipt of Penton Common Stock underlying such restricted stock units, Mr. Ramella will be responsible for any required withholding with respect to the vesting of the restricted stock units.

            (f) D&O INSURANCE. Mr. Ramella shall be covered by Penton's liability insurance policy relating to his positions as a director and officer of Penton so long as such policy remains in force. In the event such policy is discontinued, Penton shall purchase a liability insurance policy for Mr. Ramella and will maintain such policy in effect until the fifth year anniversary of the Termination Date. The liability insurance provided to Mr. Ramella under this Paragraph 5(f) shall be on terms and include coverage no less favorable at any time than the terms and coverage of the director and officer liability insurance then maintained for the current or former directors and officers of Penton.

            (g) INDEMNIFICATION. Mr. Ramella shall be entitled to continuing indemnification from Penton under Penton's Certificate of Incorporation, Bylaws, applicable state law and the terms of any existing indemnification agreement in effect immediately prior to the Termination Date with respect to all of his acts or failures to act while employed or engaged by Penton or its affiliates or predecessors in any capacity, whether as a director, officer, employee, agent or otherwise.

            (h) COMPUTER. Mr. Ramella will be entitled, after the Termination Date, to keep his Penton-provided personal computer system, provided that any non-public information about Penton has been removed from such computer.

            (i) EXPENSE REIMBURSEMENT. Mr. Ramella will submit any outstanding expenses for which he is entitled to be reimbursed by Penton within sixty (60) days of the execution of this Agreement, and Penton will promptly

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                  provide such reimbursement, subject to Penton's requirements applicable generally with respect to reporting and documentation of such expenses.

            (j) WITHHOLDING. Unless otherwise provided for in this Agreement, Penton shall withhold such amounts from the payments described herein as are required by applicable tax law.

6. RELEASE OF ALL CLAIMS. In exchange for the monies and benefits given to Mr. Ramella under this Agreement, Mr. Ramella hereby releases any and all claims against Penton, its subsidiaries, affiliates, predecessors, successors, and their officials, directors, employees, and shareholders (collectively, the "Released Parties") that relate to his employment or termination from employment, any contracts, agreement, policies or programs related to that employment and any employee plans or programs (including, without limitation, any "employee benefit plans," as defined in Section 3(3) of ERISA and all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, currently effective or terminated)) in which Mr. Ramella was a participant during his employment. The claims that Mr. Ramella is releasing include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. Section 29 U.S.C. Section 621, et seq. ("ADEA"); the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq. ("ADA"); the Equal Pay Act, 29 U.S.C. Section 206; the National Labor Relations Act, 29 U.S.C. Section 151, et seq. ("NLRA"); the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq.; the Worker Adjustment and Retraining Notification ("WARN") Act, 29 U.S.C. Section 2101 et seq.; the Ohio Civil Rights Act, Ohio Revised Code Section 4112.01, et seq. and Ohio Revised Code Section 4101.17; or the Family Medical Leave Act, 29 U.S.C. Section 2601, et seq.; ERISA, 29 U.S.C.
      Section 1001, et seq; the Health Insurance Portability and Accountability Act ("HIPAA"); all as amended; and federal, state, or local common law or policy, public or otherwise. Again without limiting the foregoing, Mr. Ramella also gives up any claims he may have in regard to his Employment Agreement, as well as any other express or implied contractual claims of any kind, under the Employment Agreement or any other agreement with the Released Parties, as well as any estoppel claims. Mr. Ramella further agrees never to seek employment with the Released Parties in the future. Notwithstanding the foregoing, (i) Mr. Ramella is not releasing any rights, entitlements or benefits under any provision of this Agreement (including, without limitation, additional benefits and compensation under the Health Plan, the Incentive Plan, the Management Stock Purchase Plan, and the Deferred Shares Agreement, as provided in Paragraph 5 above) or claims related to the enforcement of this Agreement, (ii) Mr. Ramella is not releasing any defenses, counterclaims or cross-claims that he might have related to the Note in the event that Penton or any subsequent holder of the Note commences proceedings to enforce the Note, and (iii) Mr. Ramella is not releasing his right to any benefits to which he is entitled under any retirement plan of Penton that is intended to be qualified under
      Section 401(a) of the Internal Revenue Code of 1986, as amended, including, without limitation, his right to any benefits

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      provided under the terms of Penton's Retirement and Savings Plan and
      Penton's Retirement Plan.

7. COVENANT NOT TO SUE. Except as set forth in Paragraph 6 of this Agreement, Mr. Ramella will not bring or maintain any action or proceeding or otherwise prosecute or sue the Released Parties either affirmatively or by way of cross complaint, defense or counterclaims, or in any other manner with respect to the claims herein released. The foregoing sentence shall be construed as a covenant not to sue. This covenant not to sue includes actions or proceedings on behalf of himself or others. This Agreement may be introduced as evidence at any legal proceeding as a complete defense to any claims ever asserted by Mr. Ramella against any of the Released Parties.

8. VOLUNTARY EXECUTION. Mr. Ramella acknowledges that he has had the opportunity to talk with an attorney before signing this Agreement. Penton has advised Mr. Ramella that he should talk with an attorney before signing this Agreement. Any costs or fees associated with any such consultation shall be Mr. Ramella's responsibility.

9. ACKNOWLEDGMENT. Mr. Ramella received a copy of this Agreement on July 1, 2004. No deadline of less than twenty-one (21) days has been imposed upon Mr. Ramella to sign this Agreement. If Mr. Ramella signs this Agreement less than twenty-one (21) days from July 1, 2004, he understands that he does not have to do so.

10. REVOCATION PERIOD. Mr. Ramella may revoke the release and covenant set forth in Paragraphs 6 and 7 of this Agreement at any time within seven
      (7) days after this Agreement has been signed by both Mr. Ramella and Penton by providing written notice of revocation by hand delivery or registered mail addressed to: Preston L. Vice, Penton Media, Inc., 1300 East 9th Street, Cleveland, OH 44114. For revocation to be effective, written notice must be received by Mr. Vice no later than the close of business on the seventh day after Mr. Ramella signs this Agreement. Penton's obligations under this Agreement are contingent upon Mr. Ramella not revoking this Agreement during such period; without limiting the generality of the foregoing, if Mr. Ramella revokes, Penton owes him nothing under Paragraphs 3 and 5 of this Agreement, and the agreements of Penton set forth in Paragraph 4 of this Agreement and agreements of Mr. Ramella hereunder shall be null and void. If Mr. Ramella does not exercise his right of revocation under this Paragraph 10, the eighth day after the date of this Agreement shall be the "Effective Date" for purposes of this Agreement.

11. CONFIDENTIAL INFORMATION. Mr. Ramella acknowledges that the information, observations and data obtained by him while employed by Penton concerning the business or affairs of Penton or any of its subsidiaries or affiliates or any predecessor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of Mr. Ramella's acts or omissions to act, "Confidential Information") are the property of Penton or such subsidiary or affiliate. Therefore, Mr. Ramella agrees that until the third anniversary of the Termination Date, he shall not disclose any Confidential Information without the prior written consent of the Board of Directors of Penton unless and except to the extent that such disclosure is required by any subpoena or

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      other legal process (in which event Mr. Ramella will give Penton prompt notice of such subpoena or other legal process in order to permit Penton to seek appropriate protective orders), and that he shall not use any Confidential Information for his own account without the prior written consent of the Board of Directors of Penton. Mr. Ramella has returned to Penton all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, or to the work product or the business of Penton or any of its subsidiaries or affiliates.

12.         NON-COMPETE, NON-SOLICITATION.

      (a) Mr. Ramella acknowledges that in the course of his employment with Penton he has become familiar with trade secrets and customer lists of and other confidential information concerning Penton and its subsidiaries and affiliates and predecessors thereof and that his services have been of special, unique and extraordinary value to Penton.

      (b) Mr. Ramella agrees for a period of one year following the Termination Date, he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged in, or assist any other person, firm, corporation or enterprise in engaging or being engaged in, any business then actively being conducted by Penton or any of its subsidiaries.

      (c) Mr. Ramella further agrees that for a period of two years following the Termination Date, he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of Penton or of any of its subsidiaries or affiliates to quit or abandon his employ.

      (d)   Nothing in this Paragraph 12 shall prohibit Mr. Ramella from being:
            (i) a shareholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 5% of the outstanding equity securities of any class of a corporation or other entity which is publicly traded, so long as Mr. Ramella has no active participation in the business of such corporation or other entity.

      (e) If, at the time of enforcement of this Paragraph 12, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

13. ENFORCEMENT. Because Mr. Ramella's services were unique and because Mr. Ramella had access to Confidential Information and work product, the parties hereto agree that Penton would be damaged irreparably in the event any of the provisions of Paragraphs 11 or 12 hereof were not performed in accordance with their

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      specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, Penton or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

14. NON-DISPARAGEMENT. Because the purpose of this Agreement is to settle amicably all disputes and potential disputes between the parties, Mr. Ramella will not make or cause to be made any statements to any third parties criticizing or disparaging Penton, its officers, directors or affiliates or commenting on the business reputation of Penton, except if any litigation commences involving Mr. Ramella and Penton and except to the extent required by law or under a subpoena or other legal process. Penton agrees that it, its officers, directors and affiliates will not make or cause to be made any statements to any third parties criticizing or disparaging Mr. Ramella or commenting on his reputation or management of Penton, except if any litigation commences involving Mr. Ramella and Penton and except to the extent required by law or under a subpoena or other legal process.

15. FUTURE COOPERATION. Mr. Ramella will cooperate fully with Penton and will provide Penton with any information it requests from Mr. Ramella in connection with his service to Penton. Further, Mr. Ramella will cooperate fully with Penton and Penton's counsel in connection with any present or future actual or threatened litigation or administrative proceeding involving Penton or its officers, directors, agents, employees, shareholders, successors or assigns, and relating to events or conduct occurring (or claimed to have occurred) during the period of Mr. Ramella's service with Penton. This cooperation shall include, but not be limited to, (a) making himself reasonably available for interviews and discussions with Penton's counsel as well as for depositions and trial testimony, (b) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation for them as to the extent that Penton or Penton's counsel reasonably request, (c) refraining from impeding in any way Penton's prosecution or defense of such litigation or administrative proceeding, and (d) cooperating fully in the development and presentation of Penton's prosecution or defense of such litigation or administrative proceeding. All obligations under this Paragraph 15 shall continue in full force and effect for five years from the date of this Agreement, and thereafter shall continue only with respect to those actual or threatened litigations or administrative proceedings which are pending or threatened as of the Termination Date. Mr. Ramella will cooperate as to the execution and enforcement of this Agreement. Mr. Ramella will sign any and all additional documents that may be necessary to carry out the terms and intent of this Agreement. Mr. Ramella shall be reimbursed by Penton for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which Penton shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any future employer of Mr. Ramella, or with the requirements of any third party with whom Mr. Ramella has a business relationship that provides remuneration to Mr. Ramella. Mr. Ramella shall not unreasonably withhold his availability for such cooperation.

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      Notwithstanding the foregoing, this Paragraph 15 shall be suspended and of no effect during the pendency of any dispute or litigation between Mr. Ramella and Penton.

16. BREACH. In the event that either party breaches any of its promises, covenants or obligations under this Agreement, the non-breaching party shall have such remedies as may be available to it at law or in equity. In addition, in the event that Mr. Ramella breaches his promises, covenants or obligations under this Agreement, Penton's obligations under Paragraphs 3 and 5 of this Agreement shall cease.

17. LITIGATION EXPENSES. In the event of any dispute or litigation between Penton and Mr. Ramella, each party shall pay its own costs and expenses.

18. CONTROLLING LAW/JURISDICTION. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Ohio.

19. NO ADMISSION OF LIABILITY. By entering into this Agreement, neither Penton nor Mr. Ramella admit that it or he did anything illegal or improper.

20.         CONFIDENTIALITY OF AGREEMENT.

                  (a) Until the first anniversary of the Termination Date, Mr. Ramella will communicate the contents of Paragraphs 11, 12, 13 and 20(b) of this Agreement to any person, firm, association, or corporation which he intends to be employed by, associated in business with, or represent.

                  (b) Except as otherwise provided in Paragraph 20(a), all provisions of this Agreement and the circumstances giving rise hereto are and shall remain confidential and shall not be disclosed to any person not a party hereto (other than (i) Mr. Ramella's spouse and (ii) each party's attorneys, financial advisors and/or tax advisors to the extent necessary for such advisors to render appropriate legal, financial and tax advice), except as necessary to carry out the provisions of this Agreement, and except as may be required by law. Notwithstanding the foregoing, this Agreement may be disclosed and described as well as filed with or provided to the Securities and Exchange Commission or any other governmental instrumentality or agency, including the Internal Revenue Service, if Penton deems such filing or provision to be necessary. In the event Mr. Ramella discloses the provisions of this Agreement or the circumstances giving rise hereto to his spouse, attorneys, financial advisors and/or tax advisors and his spouse or any such attorney, financial advisor and/or tax advisor discloses the provisions of this Agreement or the circumstances giving rise hereto to any other person, such disclosure shall be deemed to be a disclosure by Mr. Ramella.

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21.         COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be a single agreement.

22. CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

23. SEVERABILITY. The provisions of this Agreement are severable. This means that if any part of this Agreement is found to be unenforceable, the other provisions will remain fully valid and enforceable.

24. FULL UNDERSTANDING. BY SIGNING THIS AGREEMENT, MR. RAMELLA ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT; THAT HE HAS HAD A REASONABLE TIME TO CONSIDER THE LANGUAGE AND EFFECT OF THIS AGREEMENT; THAT PENTON HEREBY INFORMS HIM, IN WRITING, TO TALK WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT; THAT HE KNOWS, UNDERSTANDS AND AGREES WITH THE CONTENTS OF THIS AGREEMENT; AND THAT HE IS SIGNING THIS DOCUMENT VOLUNTARILY BECAUSE HE IS SATISFIED WITH ITS TERMS AND CONDITIONS.

                  [Remainder of Page Intentionally Left Blank]

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      IN WITNESS WHEREOF, Penton has caused this Agreement to be executed on its behalf by its duly authorized officer and Mr. Ramella has also executed this Agreement in duplicate.

                                  PENTON MEDIA, INC.

                                  By: _________________________________________
                                  Name:  David Nussbaum
                                  Title: Chief Executive Officer

                                  _____________________________________________
                                  Date

                                  _____________________________________________
                                  Daniel J. Ramella

                                  _____________________________________________
                                  Date